Exhibit 4.4
AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT
Dated this 12th Day of August 2009
by and among
Xueersi International Education Group,
BRIGHT UNISON LIMITED,
CENTRAL GLORY INVESTMENTS LIMITED,
PERFECT WISDOM INTERNATIONAL LIMITED,
EXCELLENT NEW LIMITED,
KTB/UCI China Ventures II Limited,
TIGER GLOBAL FIVE CHINA HOLDINGS
and
CERTAIN ADDITIONAL PARTIES NAME HEREIN

SHAREHOLDERS’ AGREEMENT
TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

1.1	DEFINITIONS.	3

1.2	INTERPRETATION.	8

2.	ORIGINAL SHAREHOLDERS’ AGREEMENT	8

3.	DIVIDEND RIGHTS	9

4.	BOARD SIZE AND COMPOSITION.	9

5.	PROTECTIVE PROVISIONS	9

6.	CONVERSION RIGHTS.	11

7.	LIQUIDATION RIGHTS	16

8.	INFORMATION AND INSPECTION RIGHTS	16

9.	TAG ALONG RIGHTS	17

10.	PREEMPTIVE RIGHTS	18

11.	RIGHT OF FIRST REFUSAL, CO-SALE	19

12.	REGISTRATION RIGHTS	24

13.	REDEMPTION RIGHT	33

14.	SHARE PREFERENCES; DOCUMNENT RELATIONS	33

15.	NOTICE	34

16.	MISCELLANEOUS	34
SCHEDULE 1 PARTICULARS OF THE COMPANY AS AT THE DATE OF THIS AGREEMENT

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT
THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on August 12, 2009 by and among the following parties:
(1)	Xueersi International Education Group (), a company organized under the laws of Cayman Islands (the “Company”);

(2)	TAL Group Limited, a company organized under the laws of Hong Kong (the “HK Company”);

(3)	TAL Education Technology (Beijing) Co., Ltd. (), a wholly foreign-owned enterprise organized under the laws of the PRC (the “WFOE”);

(4)	Beijing Xueersi Education Technology Co., Ltd. (), a company organized under the laws of the PRC (“Xueersi Education”);

(5)	Beijing Xueersi Network Technology Co., Ltd. (), a company organized under the laws of the PRC (“Xueersi Technology”, together with Xueersi Education, “Domestic Companies”);

Unless the context requires or provides otherwise, the Company, HK Company, the WFOE, the Domestic Companies and their Subsidiaries (including schools and company branches under direct or indirect control thereof) are hereinafter collectively referred to as “Group Entities”, and each a “Group Entity”.

(6)	BRIGHT UNISON LIMITED, a company organized under the laws of BRITISH VIRGIN ISLAND;

(7)	CENTRAL GLORY INVESTMENTS LIMITED, a company organized under the laws of BRITISH VIRGIN ISLAND;

(8)	PERFECT WISDOM INTERNATIONAL LIMITED, a company organized under the laws of BRITISH VIRGIN ISLAND;

(9)	EXCELLENT NEW LIMITED a company organized under the laws of BRITISH VIRGIN ISLAND;

Unless the context requires or provides otherwise, BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED are hereinafter collectively referred to as the “Sellers”, and each a “Seller”.

(10)	ZHANG Bangxin, a Chinese resident, with its PRC ID number of 321182198010012913 (“Zhang”);

(11)	CAO Yundong, a Chinese resident, with its PRC ID number of 372831197910205618 (“Cao”);

(12)	LIU Yachao, a Chinese resident, with its PRC ID number of 211103198110152138 (“Liu”);

(13)	BAI Yunfeng, a Chinese resident, with its PRC ID number of 360521198109240073 (“Bai”);

Unless the context requires or provides otherwise, Zhang, Cao, Liu and Bai are hereinafter collectively referred to as the “Founders”, and each a “Founder”.

(14)	KTB/UCI China Ventures II Limited, a limited liability company with its BVI Company Number: 1039743 and registered address at Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, PO Box 3444, Road Town, Tortola, British Virgin Islands (“KTB” or “Series A Preferred Shareholder”); and

(15)	TIGER GLOBAL FIVE CHINA HOLDINGS, a company organized under the laws of Mauritius (“Tiger”).
The Company, the HK Company, the WFOE, the Domestic Companies, the Sellers, the Series A Preferred Shareholders and Tiger may hereinafter, as appropriate, collectively be referred to as the “Parties” and individually referred to as a “Party”.
WHEREAS:
(1)	The Company is a company incorporated under the laws of the Cayman Islands, the particulars of which as at the date hereof are set out in Schedule 1 hereof;

(2)	On February 12, 2009, the Company, Series A Preferred Shareholder, Founders, and certain relevant parties entered into a shareholders’ agreement (the “Original Shareholders’ Agreement”);

(3)	On May 18, 2009, each of Zhang Bangxin, Cao Yundong, Liu Yachao and Bai Yunfeng entered into a Sale of Shares with BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED, respectively, pursuant to which Sellers purchased all the shares held by the Founders in the Company and assumed all the right and obligations of Founders in the Company;

(4)	On August 12, 2009, the Company, the Sellers, KTB CHINA OPTIMUM FUND, Tiger and certain other parties entered into a share purchase agreement, pursuant to which Tiger purchased certain number of Common Shares of the Company from the Sellers and KTB CHINA OPTIMUM FUND was granted an option to purchase certain number of Common Shares from the Sellers on a date no later than September 4, 2009 (the “Purchase Agreement”);

(5)	To induce KTB CHINA OPTIMUM FUND and Tiger to enter into the Purchase Agreement and pursuant to Section 2.7 thereof, the Company, the Sellers, the Series A Preferred Shareholder and Tiger hereby agree that this Agreement shall restate and amend the Original Shareholders’ Agreement, and govern certain shareholder rights and other relevant matters as set out in this Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties hereto hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions.

“Additional Transfer Notice”	has the meaning set forth in Section 11.1(c);

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Agreement”	has the meaning set forth in the introductory paragraph;

“Applicable Securities Law”	means (i) with respect to any offering of securities in the United States of America, the securities law of the United States, as amended from time to time, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, the applicable laws of that jurisdiction;

“Articles”	means the Articles of Association of the Company, as amended from time to time;

“Board”	means the board of directors for the time being of the Company;

“Business Day”	means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong and Beijing are authorized or required to be closed for the conduct of regular banking business;

“Closing”	has the meaning set forth in the Series A Share Purchase Agreement;

“Commission”	means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction;

“Common Shares”	means the Common Shares of the Company with par value of US$0.001 per share;

“Common Share Equivalents”	means warrants, options and rights exercisable for Common Shares and instruments convertible or exchangeable for Common Shares;

“Company”	has the meaning set forth in the introductory paragraph (1);

“Conversion Price” or “Applicable Conversion Price”	has the meaning set forth in Section 6.3;

“Co-sale Participant”	has the meaning set forth in Section 11.2(a);

“Domestic Companies”	has the meaning set forth in the introductory paragraph (5);

“Equity Securities”	means any Common Shares or Common Share Equivalents;

“Exchange Act”	means United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Founders”	has the meaning set forth in Section the introductory paragraph (13);

“Fully-Exercising Shareholder”	has the meaning set forth in Section 10.2;

“Fully Participating Shareholder”	has the meaning set forth in Section 11.1(b);

“Future Issuance Price”	has the meaning set forth in Section 6.3(5)(a);

“Group Entities”	has the meaning set forth in the introductory paragraph (5);

“Holders”	means Tiger, KTB or any person to whom the shares of the Company held by any of them is transferred;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“HK Company”	has the meaning set forth in the introductory paragraph (2);

“HKIAC”	has the meaning set forth in Section 16.8(c);

“Initiating Holders”	has the meaning set forth in Section 12.1(1);

“IPO”	means an initial public offering by the Company of its Common Shares on a public stock exchange of the United States that has been registered under the Securities Act, or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, provided such an initial public offering in terms of price, offering proceeds and regulatory approval is reasonably equivalent to the aforesaid public offering in the United States.

“Issuance Notice”	has the meaning set forth in Section 10.1;

“KTB”	has the meaning set forth in the introductory paragraph (14);

“Liquidation Event”	has the meaning set forth in Section 7.1;

“New Common Director”	has the meaning set forth in Section 4(b);

“New Common Shares”	means the Common Shares acquired by Tiger and KTB CHINA OPTIMUM FUND, if any, from the Sellers pursuant to the Purchase Agreement;

“New Securities”	means any Equity Securities of the Company; provided that the term “New Securities” does not include (i) securities issued upon conversion of the Preferred Shares; (ii) securities issued to employees, professional consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board; (iii) securities issued in a Qualified Public Offering; (iv) securities issued in connection with any stock split, stock dividend or re-capitalization of the Company; and (v) securities issued upon the exercise of that certain set forth in Section 6.6 of the Purchase Agreement;

“Non-selling Shareholder”	has the meaning as set forth in Section 11.1(a);

“Original Issue Price”	means US$1.00 for each Series A Preferred Share, or the aggregate amount of issue price based on such price per share;

“Original Shareholders’ Agreement”	has the meaning set forth in Recital (2);

“Over-allotment Notice”	has the meaning set forth in Section 11.1(b);

“Over-allotment Shares”	has the meaning set forth in Section 11.1(b);

“Participating Shareholders”	has the meaning set forth in Section 11.1(b);

“Person”	means any individual, person corporate, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or enterprise or entity;

“PRC”	means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Preferred Shareholders”	means all of Series A Preferred Shareholder;

“Purchase Agreement”	has the meaning set forth in Recital(3);

“Qualified Public Offering” or “Qualified IPO”	means an initial public offering by the Company of its Common Shares on a public stock exchange of the United States that has been registered under the Securities Act, with the net proceeds to the Company of at least US$50,000,000 (excluding the underwriting discounts, selling commissions and expenses) and an implied market capitalization of the Company of at least US$300,000,000 or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, provided such initial public offering in terms of price, offering proceeds and regulatory approval is reasonably equivalent to the aforesaid public offering in the United States;

“Registration” or “Registrations”	means a registration or the registrations effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement;

“Registrable Securities”	means any (i) Series A Preferred Shares and New Common Shares (ii) any shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under Section 12 of this Agreement are not assigned;

“Remaining Shares”	has the meaning set forth in Section 11.1(c);

“Restructuring”	has the meaning set forth in Section 5.1(a);

“Rule 144”	means Rule 144 promulgated under the United States Securities Act of 1933, as such rule may be amended from time to time, or any successor or substitute rule, law or provision;

“Securities Act”	means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Sellers”	has the meaning set forth in Section the introductory paragraph (9);

“Selling Expenses”	means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement;

“Selling Shareholders”	has the meaning set forth in Section 9.1;

“Series A Preferred Shares” or “Preferred Shares”	means the Company’s voting Series A Preferred Shares, with

par value of US$0.001 each with the rights and privileges as set forth in this Agreement and the Articles;

“Series A Preferred Shareholders”	has the meaning set forth in the introductory paragraph (10);

“Series A Share Purchase Agreement”	means the certain share purchase agreement dated February 12, 2009 by and among the same parties to the Original Shareholders’ Agreement in connection with the subscription of Series A Preferred Shares by KTB.

“Share”	means a share or, where applicable, Share Equivalent (on as-converted basis) in the share capital of the Company (of whatever class);

“Share Offered by Shareholder”	has the meaning set forth in Section 11.1(a);

“Shareholder”	means a holder of Shares from time to time or its lawful successor;

“Subsidiary(ies)” or “subsidiary”	means as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person: (1) more than 50% of whose shares or other interests entitled to vote in the election of directors or (2) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP (or other standard acceptable to the Series A Preferred Shareholders and Tiger), or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Entities.

“Tiger”	means Tiger Global Five China Holdings, a company organized under the laws of Mauritius, and its Affiliates or any of its (or their) successor(s).

“Transfer”	has the meaning set forth in Section 11.1(a);

“Transfer Notice”	has the meaning set forth in Section 11.1(a);

“Transferor”	has the meaning set forth in Section 11.1(a);

“Violation”	has the meaning set forth in Section 12.4(1) (a);

“WFOE”	has the meaning set forth in the introductory paragraph (3);

“Xueersi Education”	has the meaning set forth in the introductory paragraph (4); and

“Xueersi Technology”	has the meaning set forth in the introductory paragraph (5);
1.2	Interpretation.
For all purposes of this Agreement, except as otherwise expressly provided:
(a)	the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(b)	references to a Shareholder shall include references to his successors or permitted assignees;

(c)	all accounting terms not otherwise defined herein have the meanings assigned under IAS;

(d)	all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(e)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(f)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

(g)	all references in this Agreement to designated schedules, exhibits and annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

2.	ORIGINAL SHAREHOLDERS’ AGREEMENT
2.1	Each of the parties to the Original Shareholders’ Agreement hereby agrees that the Original Shareholders’ Agreement (including any and all of its rights, privileged and benefits as endowed thereby) shall be terminated and replaced in its entirety by this Agreement effective from and as of the date hereof. Without limitation to the foregoing, the Series A Preferred Shareholder hereby irrevocably and unconditionally waives its rights under Section 10 of the Original Shareholders’ Agreement and Articles 129 through 131 of the Company’s first amended and restated articles of association, dated February 12, 2009, in connection with the acquisition of Common Shares by Tiger and KTB from the Sellers pursuant to the Purchase Agreement.

2.2	Each of the parties to the Original Shareholders’ Agreement hereby irrevocably and unconditionally waives any and all of its rights, as endowed by the Original Shareholders’ Agreement, to initiate any claim, demand, dispute, obligation, liability and issue, contingent or otherwise which it has, or may in the future have, against the other parties arising out of or in connection with the Original Shareholders’ Agreement.

3.	DIVIDEND RIGHTS
3.1	Dividend Rights. Subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements of the Company, the Company may distribute by way of dividend in accordance with the Articles in respect of each financial year such of its profits as are then lawfully available for distribution as subject to the discretion of the Board. The dividend shall be distributed among the Common Shareholders and Holders ratably according to the number of Common Shares each Preferred Share may be converted into. Dividends shall be non-cumulative.

4.	BOARD SIZE AND COMPOSITION.
     The Board of the Company shall consist of up to five (5) Directors, whose nomination and election shall be as follows:
(a)	The holders of majority of Common Shares (excluding Common Shares held by Tiger and KTB CHINA OPTIMUM FUND, if any), shall be entitled to, by written notice to the Company, nominate and elect one (1) Director to the Board, initially to be ZHANG Bangxin, and shall also be entitled to remove any such Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Director occupying such position;

(b)	Tiger shall be entitled to, by written notice to the Company, nominate and elect one (1) Director to the Board, initially to be CHEN Xiaohong (“New Common Director”), and shall also be entitled to remove any such Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Director occupying such position.

(c)	The Series A Preferred Shareholder shall be entitled to, by written notice to the Company, nominate and elect one (1) Director to the Board, initially to be YEH Aieming Amy (“Series A Director”), and shall also be entitled to remove any such Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Director occupying such position.

(d)	Any Shareholder may nominate a Director to fill the remaining two (2) directors; provided that the election of such Director(s) shall be subject to the approval of all of the Shareholders voting together as a single class on an as-converted basis.
     The chairman of the Board (“Chairman of the Board”) shall be elected by the Board with majority votes.

5.	Protective Provisions
5.1	Veto Rights of KTB. Subject to Section 5.2 below, so long as there are any Series A Preferred Shares outstanding, the Company shall not take, and shall procure that each Group Entity does not take, whether in one transaction or through a series of transactions, or whether by amending the Articles or otherwise, any of the following actions without (i) the prior written consent of the holders of majority of the outstanding Series A Preferred Shares; or (ii) the prior consent of the Board, including the affirmative consent of the Series A Director, and in the context of such matters set forth in this Section 5.1 which are by applicable laws required to be determined by the shareholders of the Company, the approval of the holders of at least a majority of the then outstanding Series A Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of the holders of at least a majority of the then outstanding Series A Preferred Shares or by way of written resolution signed by all the holders of the outstanding Series A Preferred Shares:
(a)	dissolve or liquidate any Group Entity (other than as a result of the restructuring of the Company’s Subsidiaries pursuant to a restructuring plan prior to the IPO that is approved by the Board) (the “Restructuring”);

(b)	amend any of the charter/constitutional documents of any Group Entity or any of its Subsidiaries that may affect the rights, preferences or privileges of KTB;

(c)	make changes in the capital structure of any Group Entity or any of its Subsidiaries, including the creation or issuance of additional securities or securities convertible or exchangeable into equity of the Company (other than as a result of the Restructuring and/or a new round financing of the Company, as long as the pre-money valuation of the Company in the new round financing reaches either (x) within 12 months following Closing is at least 1.3 times of the post-money valuation of the Company in the Series A financing on a fully diluted basis or (y) after 12 months following Closing is at least 1.5 times of the post-money valuation of the Company in the Series A financing on a fully diluted basis, and in any case of (x) or (y), the rights of KTB shall rank at least pari passu with, and shall not be inferior to, the rights of the new round investor(s).);

(d)	make or result in mergers, amalgamations, investments, acquisitions, joint ventures and dispositions involving any Group Entity (other than as a result of the Restructuring);

(e)	repurchase or redeem any shares, provided, however that this restriction shall not apply to the repurchase of shares from employees, officers, directors, consultants or other persons performing services for the Group Entity or any of its Subsidiaries pursuant to agreements under which the Group Entity has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service;

(f)	make material changes to the scope, nature and/or activities of the business of any Group Entity and its Subsidiaries;

(g)	approve or amend any annual operating and capital budgets and annual business plan of any Group Entity;

(h)	make changes in the number of members of the board of any Group Entity or its Subsidiaries where there is Director nominated by KTB sitting in such board;

(i)	adopt any new employee stock option plan and formation of the compensation committee; and transactions with a related party; or

(j)	make any dividend or distributions on shares of any Group Entity.
5.2	Veto Rights of Tiger. In addition to Section 5.1 above, the Company shall not take, and shall procure that each Group Entity does not take, whether in one transaction or through a series of transactions, or whether by amending the Articles or otherwise, the following actions without the prior written consent of Tiger, and in the context of such matters set forth in this Section 5.2 which are by applicable laws required to be determined by the shareholders of the Company, the approval of Tiger shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of Tiger or by way of written resolution signed by Tiger:
(a)	actions listed in Section 5.1(e) of this Agreement, provided that (i) KTB’s exercise of its redemption rights in accordance with Section 13 of this Agreement, or (ii) the Company’s exercise of its right of first refusal in accordance with Section 11.1 of this Agreement shall not be subject to the veto rights of Tiger set out herein;

(b)	enter into, or obligate itself to enter into, any related party transaction with an Affiliate of the Company or any Subsidiary of the Company or any employee, officer, director, administrator or shareholder of the Company or any Subsidiary of the Company or any member of such person’s immediate family, or any corporation, partnership or other entity in which such person or family member is an officer, director, administrator or partner, or in which such person or family member has ownership or economic interests or otherwise controls such entity; or

(c)	alter or change, either by means of amending the Group Entity’s constitutional documents or otherwise, the rights, preferences or privileges of Tiger.
5.3	Matters Requiring Holders’ Presence and Vote.

So long as there are any Series A Preferred Shares outstanding, in addition to any other vote or consent required elsewhere in this Agreement, matters listed below shall be discussed in the shareholders’ meeting with the presence of the Series A Preferred Shareholder:
(a)	incurrence of any debt, guarantees or liens in excess of RMB5,000,000 in the aggregate (excluding any extension, renewal or refinancing of debt, guarantees or liens outstanding at the Closing (as defined in the Series A Share Purchase Agreement) on comparable or better terms);

(b)	appoint and/or reappoint a corporate auditor or changes in the accounting principles of the Group Entity;

(c)	assignment and/or transfer by any Seller of the Equity Securities of the Company and/or transfer by any Founder of the shares of the Sellers;

(d)	appoint and/or reappoint the chief executive officer or the chief financial officer of the Company; or

(e)	any capital expenditures in excess of RMB1 million outside of budget approved by the Board.

6.	Conversion Rights.
The Series A Preferred Shareholder shall have the following rights described below with respect to the conversion of the Series A Preferred Shares into Common Shares: The number of Common Shares to which the Series A Preferred Shareholder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Original Issue Price over the Conversion Price. For the avoidance of doubt, the initial conversion ratio for Series A Preferred Shares to Common Shares shall be 1:1, subject to adjustments of the Conversion Price as set forth below.

6.1	Optional Conversion.
(1)	Subject to and in compliance with the provisions of this Section 6, any Preferred Shares may, at the option of the Holder, be converted at any time into fully-paid and non-assessable Common Shares pursuant to Section 6.1(2) below. Upon such conversion, all preference rights attached to such Series A Preferred Share shall be automatically terminated.

(2)	The Series A Preferred Shareholder who desires to convert such Series A Preferred Shares into Common Shares shall surrender the certificate therefore, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that the Holder has elected to convert such Shares. Such notice shall state the number of Series A Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to the Holder at such office a certificate for the number of Common Shares to which such Holder is entitled and shall promptly pay (i) in cash, any declared and unpaid dividends on the Series A Preferred Shares being converted and (ii) in cash, the value of any fractional Common Shares to which the Series A Preferred Shareholder would otherwise be entitled. Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Preferred Shares to be converted, and the person entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.
6.2	Automatic Conversion.
(1)	Without any action being required by the holder of such Series A Preferred Shares and whether or not the certificates representing such Series A Preferred Shares are surrendered to the Company or its transfer agent, each Series A Preferred Share shall automatically be converted, based on the then-effective Conversion Price, immediately upon the closing of the Qualified Public Offering.

(2)	The Company shall not be obligated to issue certificates for any Common Shares issuable upon the automatic conversion of any Series A Preferred Shares unless the certificate evidencing such Series A Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preferred Shares, or the Series A Preferred Shareholder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificate for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the Series A Preferred Shareholder thereof a certificate or certificates for the number of Common Shares to which such Series A Preferred Shareholder is entitled and shall promptly pay (i) in cash, any declared and unpaid dividends on the Series A Preferred Shares being converted and (ii) in cash, the value of any fractional Common Shares to which the Series A Preferred Shareholder would otherwise be entitled. Any person entitled to receive Common Shares issuable upon the automatic conversion of the Series A Preferred Shares shall be treated for all purposes as the record holder of such Common Shares on the date of such conversion.
6.3	Conversion Price.

The Conversion Price for the Series A Preferred Shares (“Conversion Price”) shall initially equal to the Original Issue Price and shall be adjusted from time to time as provided below:
(1)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Common Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)	Adjustment for Common Share Dividends and Distributions. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution to the holders of Common Shares payable in Common Shares, in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(3)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Common Shares or Common Shares Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the Series A Preferred Shareholder thereof shall receive, in addition to the number of Common Shares issuable thereon, the amount of securities of the Company which the Series A Preferred Shareholders would have received had the Series A Preferred Share been converted into Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(4)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or reorganized with or into another Person (other than a consolidation, merger or reorganization treated in Section 6.1), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the Series A Preferred Shareholder thereof shall receive the kind and amount of shares and other securities and property which the Series A Preferred Shareholder of such share would have received had the Series A Preferred Share been converted into Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(5)	Sale of Shares below the Conversion Price.

(a)	Adjustment of Series A Conversion Price Upon Issuance of Additional Equity Securities. If at any time, or from time to time, the Company shall issue or sell New Securities (other than (i) as a subdivision or combination of Common Shares provided for in Section 6.3 (1) above, (ii) as a dividend or other distribution provided for in Section 6.3 (2) above, (iii) the issuance of Shares under any stock option plan, (iv) the conversion of Preferred Shares into Common Shares, or (v) the issuance of New Securities in a Qualified Public Offering) for a consideration of price per share (the “Future Issuance Price”) less than the Series A Conversion Price, then, and in each such case, the Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to equal such Future Issuance Price.

(b)	Determination of Consideration. For the purpose of making any adjustment in the Conversion Price or number of Common Shares issuable upon conversion of the Series A Preferred Shares, as provided above:
(i)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii)	If New Securities or Common Share Equivalents exercisable, convertible or exchangeable for New Securities are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the New Securities or Common Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board to be allocable to such New Securities or Common Share Equivalents.
(c)	No Exercise. If all of the rights to exercise, convert or exchange any Common Share Equivalents shall expire without any of such rights having been exercised, the Series A Conversion Price as adjusted upon the issuance of such Common Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had no such adjustment been made.
(6)	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered Series A Preferred Shareholder at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect after such adjustment or readjustment, and (iv) the number of Common Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(7)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Series A Preferred Shares as set forth herein, the Company shall give notice to the Series A Preferred Shareholder, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action of deliverable upon the conversion of Series A Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
6.4	Fractional Shares. No fractional Common Shares shall be issued upon conversion of any Preferred Share. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by the Series A Preferred Shareholder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall round this fractional share up to 1 Share.

6.5	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but un-issued Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares. Such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares. If at any time the number of authorized but un-issued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but un-issued Common Shares to such number of Shares as shall be sufficient for such purpose.

6.6	Notices. Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Series A Preferred Shareholder of record at the address of the Series A Preferred Shareholder appearing on the books of the Company.

6.7	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Common Shares upon conversion of Series A Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the Series A Preferred Shares so converted were registered.

7.	LIQUIDATION RIGHTS
7.1	Liquidation Event. The following events shall be treated as a liquidation, dissolution or winding up (each, a “Liquidation Event”) unless waived by the holders of at least fifty-one percent (51%) of the then outstanding Series A Preferred Shares, voting together as a single class on an as-converted basis:
(i)	any consolidation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of equity securities of the Company, in which the Shareholders of the Company immediately before such transaction own less than 50% of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);

(ii)	a sale of all or substantially all of the assets of the Company; or

(iii)	any termination, liquidation, dissolution or winding up of the Company;
and upon any such event, any proceeds generated therefrom to which the Shareholders of the Company are entitled to shall be distributed in accordance with the terms of Section 7.2.

7.2	Liquidation Preferences. Upon any Liquidation Event, whether voluntary or involuntary, unless any Preferred Shareholder has agreed otherwise in advance and in writing on the definitive liquidation plan of the Company,
(i)	Before any distribution or payment shall be made to the holders of any Common Shares, the holder of Series A Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus any declared but unpaid dividends with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preferred Share then held by such holder. All arrears or accruals of dividends as declared by the Board due to the holders of Series A Preferred Shares are in priority to the holders of all other shares.

(ii)	After distribution or payment in full of the amount distributable or payable on the Series A Preferred Shares pursuant to Section 7.2(i) of this Agreement, the remaining assets of the Company available for distribution to Shareholders shall be distributed ratably among the then holders of outstanding Common Shares and holders of Series A Preferred Shares on an as-converted basis.

8.	INFORMATION AND INSPECTION RIGHTS
8.1	Delivery of Financial Statements. The Company shall deliver to each of the Holders:
(a)	within ninety (90) days after the end of each fiscal year of the Company, annual consolidated financial statements of the Company for such fiscal year, all prepared in accordance with US GAAP (or other standard acceptable to the Holders), and audited and certified by independent certified public accountants of recognized international standing and reputation selected by the Company and approved by the Board;

(b)	within thirty (30) days of the end of each quarter, unaudited consolidated financial statements for such quarter for the Company; and

(c)	at least forty-five (45) days prior to the end of each fiscal year, an annual consolidated budget for the succeeding fiscal year, including without limitation, for each month during such succeeding fiscal year projected balance sheets, income statements and statements of cash flows.
8.2	Financial Statements. For the purpose of this Section 8, the term “financial statements” shall be construed to include a balance sheet, statement of earnings, stockholders equity and cash flows for the applicable period, prepared in accordance with US GAAP (or other standard acceptable to the Holders) and compared against the Company’s annual operating plan and budget.

8.3	Inspection. The Company shall permit each Holder, as the same as any other Shareholders, to visit and inspect the properties and examine the books of account and records as deemed by the Holders to be material to the Company’s performance and outlook of the Company and discuss the affairs, finances and accounts of the Company with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company, all at such reasonable times as notified by the Holders.

8.4	Termination of Information and Inspection Covenants. The covenants set forth in Sections 8.1 to 8.3 shall terminate as to any Holder and be of no further force or effect upon the earlier of (i) immediately prior to the closing of a Qualified Public Offering, (ii) the date when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act (or comparable requirements under the laws of another jurisdiction), and (iii) such date as the Holder holds no shares in the Company.

8.5	Assignment. The rights of any Holder under this Section 8 shall only be assigned (i) to another Holder, (ii) to an Affiliate of such Holder which acquires any of the Equity Securities thereof, or (iii) to an assignee or transferee who acquires any of the Equity Securities thereof.

9.	TAG ALONG RIGHTS
9.1	Tag Along Rights. Without prejudice to any right and privilege of Series A Preferred Shareholder and Tiger provided under Section 11.2 of this Agreement, if at any time the majority of Sellers propose to, by the way of assignment or transfer, transfer Equity Securities or any Common Shareholder(s) proposes to transfer or assign Equity Securities representing 50% or more voting power in the Company to one or more third parties (“Selling Shareholders”, each a “Selling Shareholder”) pursuant to an understanding with such third parties in bona fide and good faith, and based on a pre-money valuation of the Company which is at least US$250 million, such Selling Shareholder shall give each of the Holders and the Company written notice of its intention to make the transfer, which shall include (i) a description of the Equity Securities to be transferred, (ii) the identity of the prospective transferee of the Common Shares, and (iii) the consideration and the material terms and conditions upon which such Common Shares are to be transferred or assigned, and attached with a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer. The Transfer Notice shall be evidence that such Selling Shareholder has received a firm offer from the prospective transferee and in good faith believes that a binding agreement for the transfer is obtainable on terms set forth in the notice.

9.2	Option to Transfer the Shares of the Remaining Shareholders. Upon the receipt of the written notice of the Selling Shareholder pursuant to Section 9.1 above, the Holders shall have the option to require their Shares of the Company to be sold to the transferee on the same terms and conditions as set forth in such written notice. To exercise the option, the Holders shall give the Selling Shareholders of the Company and the Company written notice to such effect. Upon the receipt of such notice, the Selling Shareholders shall have the obligation to sell the respective shares of the Holders on the same terms and conditions with the sale of the Common Shares of the Company.

9.3	Termination of the Rights of Tag Along Right. The right of tag along provided under this Section 9 shall be terminated immediately prior to the closing of a Qualified Public Offering.

10.	PREEMPTIVE RIGHTS
10.1	Right of First Offer. Subject to the terms and conditions specified in this Section 10, each time the Company proposes to issue any New Securities, the Company shall first offer such New Securities to each of the Holders in a written notice (an “Issuance Notice”) setting forth (i) a description of the New Securities to be issued, including the rights and powers associated therewith, and (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer the New Securities.

10.2	Exercise of Preemptive Rights. By written notification received by the Company within twenty-one (21) calendar days after delivery of the Issuance Notice to the Holders, such Holders may elect to purchase, at the price and on the terms specified in the Issuance Notice, up to such portion of the New Securities offered as equal to the proportion that the number of Common Shares (including shares of Common Shares issuable upon conversion, exchange or exercise of Common Shares Equivalents) then held by such Holder bears to the total number of shares of Common Shares then outstanding (determined on a fully-diluted basis, assuming the exercise, conversion or exchange of any Common Shares Equivalents). The Company shall promptly, in writing, inform the Holders that elect to purchase all the New Securities available to it pursuant to this Section 10.2 (a “Fully-Exercising Shareholder”) of any other Holders’ failure to do likewise. During the ten (10) day period commencing after such information is given, the Fully-Exercising Shareholder may elect to purchase a pro rata share of any New Securities unsubscribed by the Holders, pursuant to its rights hereunder, that is equal to the proportion that the number of Common Shares (including shares of Common Shares issuable upon conversion, exchange or exercise of Common Shares Equivalents) then held by the Fully-Exercising Shareholder bears to the total number of Common Shares then outstanding (determined on a fully-diluted basis, assuming the exercise, conversion or exchange of any Common Shares Equivalents).

10.3	Issuance of Unsubscribed New Securities. Upon expiration of the period described in Section 10.2 hereof, unsubscribed New Securities may be offered by the Company during the one hundred and twenty (120) day period thereafter to any person or persons at a price not less, and upon terms no more favourable to the offeree, than specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the unsubscribed New Securities within such 120-day period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the pre-emptive rights of the Holders under this Section 10 shall be deemed revived and such unsubscribed New Securities shall not be offered unless first re-offered to the Holders in accordance herewith.

10.4	Exempted Issuance. Notwithstanding anything to the contrary provided herein, the preemptive rights described in this Section 10 shall not apply to (i) the issuance of Equity Securities for the exercise of option of follow-on investments by Tiger, (ii) the issuance of Equity Securities in a Qualified Public Offering, (iii) the issuance by the Company of Common Shares (or options therefor) to employees, officers, directors or consultants of the Company pursuant to a stock option plan or other share option plans or other stock incentive arrangements approved by the Board of the Company, (iv) the issuance of Equity Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, as a result of which the shareholders of the Company immediately after such merger, sale or consolidation will not hold securities representing a majority of the voting power of the outstanding securities of the surviving or resulting entity, provided that such issuance has obtained required approvals and consents pursuant to Section 5 hereof, (v) Common Shares issued in connection with any share split or stock dividend, reclassification or the like; or (vi) the issuance of Equity Securities pursuant to the conversion, exchange or exercise of any warrant, option, right, or convertible or exchangeable instrument.

10.5	Assignment. The rights of any Holder under this Section 10 shall only be assigned (i) to another Holder, (ii) to an Affiliate of such Holder which acquires any of the Equity Securities thereof (provided that such Affiliate agrees in writing to be bound by the provisions hereof), or (iii) to an assignee or transferee who acquires all of the Equity Securities held by the Holder (provided that such assignee or transferee agrees in writing to be bound by the provisions hereof), (collectively referred to as the “Permitted Assignees”, and individually referred to as a “Permitted Assignee”.). A Permitted Assignee which is a Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its members, partners and Affiliates in such proportions as it deems appropriate.

10.6	Granted Rights. Each of the Holders shall be granted any preemptive rights and registration rights granted to any subsequent purchasers of the New Securities of the Company to the extent that such subsequent rights are superior to those granted rights hereof.

10.7	Termination. The rights of the Holders and the obligations of the Company, under this Section 10 shall terminate immediately prior to the closing of a Qualified Public Offering.

11.	RIGHT OF FIRST REFUSAL, CO-SALE
11.1	Right of First Refusal
(a)	Transfer Notice from Shareholders.

If at any time a Common Shareholder or a Series A Preferred Shareholder (a “Transferor”) proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (the “Transfer”), then, the Transferor shall give each of the other non-selling Shareholders (the “Non-Selling Shareholders”) and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), provided, however, that the Transferor shall only give such Transfer Notice to each of the Common Shareholders if the Transferor is a Series A Preferred Shareholder, which shall include (i) a description of the Equity Securities to be transferred (“Shares Offered by Shareholder”), (ii) the identity of the prospective transferee; and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall be evidence that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.
(b)	Non-Selling Shareholders’ Rights of First Refusal.
(i)	The Non-Selling Shareholders shall have an option for a period of thirty (30) days from its receipt of the Transfer Notice to elect to purchase its respective pro rata shares of the Shares Offered by Shareholder at the same price and subject to the same material terms and conditions as described in the Transfer Notice, provided, however that the Sellers shall have such option provided herein for a period of fifteen (15) days.

(ii)	The Non-Selling Shareholders may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Shares Offered by Shareholder , by notifying Transferor in writing, before expiration of the applicable period as provided above as to the number of shares which it wishes to purchase.

(iii)	The Non-Selling Shareholder’s pro rata share of the Shares Offered by Shareholder shall be a fraction, of which the numerator shall be the number of Equity Securities owned by such Non-Selling Shareholder on the date of the Transfer Notice, and the denominator shall be the total number of Equity Securities held by all the Non-Selling Shareholders on the date of the Transfer Notice.

(iv)	Each of the Non-Selling Shareholders shall be entitled to apportion its pro rata share of the Shares Offered by Shareholder among its partners and Affiliates, provided that such Non-Selling Shareholder notifies the Transferor of such allocation.

(v)	If any of the Non-Selling Shareholder gives the Transferor notice that it desires to purchase its pro rata share of the Shares Offered by Shareholder (the “Participating Shareholder”), then payment for the Shares Offered by Shareholder shall be by check or wire transfer, against delivery of the Shares Offered by Shareholder to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than the latest of (i) thirty (30) business days after the Non-Selling Shareholder’s receipt of the Transfer Notice, (ii) the closing date contemplated in the Transfer Notice and (iii) the date on which the value of the purchase price is established pursuant to Section 11.1(d).

(vi)	In the event any Non-Selling Shareholder elects not to purchase its full pro rata share of the Shares Offered by Shareholder available pursuant to its option under Section 11.1(c) within the time period set forth therein, then the Transferor shall promptly, but in any event within five (5) days, give written notice (the “Over-allotment Notice”) to each Participating Shareholder that has elected to purchase all of its pro rata share of the Shares Offered by Shareholder (each a “Fully Participating Shareholder”), which notice shall set forth the number of the Shares Offered by Shareholder not purchased by the other Non-Selling Shareholders (the “Over-allotment Shares”), and shall offer the Fully Participating Shareholders the right to acquire the Over-allotment Shares. Each Fully Participating Shareholder shall have five (5) days after receipt of the Over-allotment Notice to deliver a written notice to the Transferor of its election to purchase its pro rata share of the Over-allotment Shares on the same terms and conditions as set forth in the Transfer Notice and indicating the maximum number of the Over-allotment Shares that it will purchase in the event that any other Fully Participating Shareholder elects not to purchase its pro rata share of the Over-allotment Shares. For purposes of this Section 11.1(b), each Fully Participating Shareholder’s pro rata share of the Over-allotment Shares shall be a fraction, of which the numerator shall be the number of Equity Securities owned by such Fully Participating Shareholder on the date of the Transfer Notice, and the denominator shall be the total number of Equity Securities held by all the Fully Participating Shareholder on the date of the Transfer Notice.

(vii)	If the Non-Selling Shareholders fail to purchase any or all of the Shares Offered by Shareholder by exercising the option granted in this Section 11.1(b) within the period provided, the remaining Shares Offered by Shareholder shall be subject to the options granted to the Company pursuant to Section 11.1(c).
This Section 11.1(b) shall be subject to Section 6.6 of the Purchase Agreement.

(c)	The Company’s Right of Refusal.

Subject to the Non-Selling Shareholders’ option as set forth in Section 11.1(b), if at any time the Transferor propose a Transfer, within five (5) days after the Non-Selling Shareholders have declined to purchase all, or a portion, of the Shares Offered by Shareholder or the Non-Selling Shareholders’ option to so purchase the Shares Offered by Shareholder has expired, the Transferor shall give the Company an additional transfer notice (“Additional Transfer Notice”) that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Shares Offered by Shareholder that the Non-Selling Shareholders have declined to purchase (the “Remaining Shares”) and briefly describe the Company’s rights of refusal with respect to the proposed Transfer. The Company shall have an option for a period of ten (10) days from its receipt of the Additional Transfer Notice to elect to purchase the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice, subject to compliance with the Companies Law of the Cayman Islands. The Company may exercise such purchase option and purchase all or any portion of the Remaining Shares by notifying the Transferor in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Transferor notice that it desires to purchase such shares, then payment for the Remaining Shares to be purchased shall be made by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the Company and the Transferor and at the time of the scheduled closing therefor, which shall be no later than the latest of (i) thirty (30) business days after the Company’s receipt of the Additional Transfer Notice, (ii) the closing date contemplated in the Additional Transfer Notice, and (iii) the date on which the value of the purchase price is established pursuant to Section 11.1(d).

(d)	Valuation of Property.
(i)	Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company or the Non-Selling Shareholders, as the case may be, shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.

(ii)	If the Transferor and the Company (or the relevant Non-Selling Shareholder, as the case may be) fail to agree on such cash value within ten (10) days after the Company’s (or such Non-Selling Shareholder’s) receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Company (or the Non-Selling Shareholder, as the case may be) or, if they fail to agree on an appraiser within twenty (20) days after the receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.

(iii)	The cost of such appraisal shall be shared equally by the Transferor and the Company (or the relevant Non-Selling Shareholder(s), as the case may be, in which case, with the half of the cost to be borne pro rata by each of such Non-Selling Shareholders based on the number of shares to be purchased pursuant to this Section 11.1.

(iv)	If the closing time for the Company’s (or the Non-Selling Shareholder’s) purchase as provided in Section 11.1(b)(v) above has expired but for the determination of the value of the purchase price offered by the prospective transferee, such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to Section 11.1(c).
11.2	Right of Co-Sale.
(a)	To the extent the Company and the Non-Selling Shareholders do not exercise their respective rights of first refusal as to all of the Shares Offered by a Shareholder pursuant to Section 11.1, the Series A Preferred Shareholder and Tiger (each a “Co-Sale Participant”) which notifies the Transferor in writing within fifty (50) days after receipt of the Transfer Notice referred to in Section 11.1(a), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Notwithstanding anything to the contrary provided herein, Tiger shall be entitled to the right of co-sale as endowed by this Section 11.2 to the extent that the Transferor is any of the Founders and/or Sellers.

(b)	Number of Equity Securities for Co-sale.

Each Co-Sale Participant may elect to sell up to such number of Equity Securities equal to (on a fully converted basis) the product of (i) the aggregate number of Shares Offered by Shareholder covered by the Transfer Notice that have not been subscribed for pursuant to Section 11.1 above; by (ii) a fraction, the numerator of which is the number of Equity Securities owned by such Co-Sale Participant on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities owned by the Transferor and the Co-Sale Participants on the date of the Transfer Notice.

(c)	The Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective transferee one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which the Co-Sale Participant elects to sell; provided, however that if the prospective third-party transferee objects to the delivery of Equity Securities in lieu of Common Shares, the Co-Sale Participant shall convert such Equity Securities into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)	The share certificate or certificates that a Co-Sale Participant delivers to the Transferor pursuant to Section 11.2(c) shall be transferred to the prospective transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale.

(e)	To the extent that any prospective transferee prohibits the participation of a Co-Sale Participant exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective transferee any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as described in the Transfer Notice.
11.3	Non-exercise of Rights.

To the extent that the Company and the Non-Selling Shareholders have not exercised their rights to purchase the Shares Offered by Shareholder, the Remaining Shares or the Over-allotment Shares within the time periods specified in Section 11.1 and the Series A Preferred Shareholder and Tiger have not exercised their rights to participate in the sale of the Equity Securities pursuant to and within the time periods specified in Section 11.2, the Transferor shall have a period of thirty (30) days from the expiration of such rights to sell the Shares Offered by Shareholder, the Remaining Shares or the Over-allotment Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party prospective transferee(s) identified in the Transfer Notice. In the event such Transferor does not consummate the sale or disposition of the Shares Offered by Shareholder, the Remaining Shares and the Over-allotment Shares within the applicable time period from the expiration of these rights, the Company’s first refusal rights and the Non-Selling Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Shares Offered by Shareholder or the Remaining Shares by the Transferor until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights of the Non-Selling Shareholders under this Section 11 shall not adversely affect their rights to make subsequent purchases or sales hereunder.

11.4	Limitation to and the Termination of the Rights of First Refusal and Co-sale
(a)	Notwithstanding the provisions of this Section 11, a Transferor may sell or otherwise assign, with or without consideration, Shares to any spouse or member of such Transferor’s immediate family, or to a custodian, trustee, executor, or other fiduciary for the account of the Transferor’s spouse or members of the Transferor’s immediate family, or to a trust for the Transferors’ own self, or a charitable remainder trust, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have agreed in writing to be bound by provisions in this Agreement.

(b)	The rights of first refusal and co-sale rights provided under this Section 11 shall be terminated immediately prior to the closing of a Qualified Public Offering.

12.	REGISTRATION RIGHTS
12.1	Demand Registration.
(1)	Registration Other Than on Form F-3. Subject to the terms of this Section 12, at any time after the earlier of (i) the date that is six (6) months following the effective date of the registration statement for the IPO, or (ii) the date that is three (3) years after the Closing, the holders of at least 30% of the aggregate shares initially purchased by the Series A Preferred Shareholders and Tiger, together on an as-converted basis, (for the purposes of this Section 12.1, collectively, the “Initiating Holders”) may request the Company in writing to file a Registration covering the registration of Registrable Securities for a public offering with anticipated gross proceeds of at least US$5,000,000 in the aggregate. Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders, and (b) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause Registrable Securities specified in the request, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request.

Notwithstanding the foregoing and subject to Section 12.1(3) below, the Company shall not be required to effect a registration pursuant to this Section 12.1(1):
(a)	with respect to a Registration initiated pursuant to Section 12.1(1), after the Company has effected two (2) Registrations pursuant to this Section 12.1(1), and such Registration have been declared or ordered effective (and have not been subject to a stop order or otherwise withdrawn); or

(b)	if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 12.1(2) hereof;
(2)	Registration on Form F-3. Subject to the terms of this Agreement, at any time after a Qualified Public Offering, the Initiating Holders may request the Company in writing to file a Registration on Form F-3 (or any successor form to Form F-3, or any comparable form for Registration in a jurisdiction other than the United States, to the extent that the Company is qualified to use such form to register the requested Registrable Securities) for a public offering of all or a part of the Registrable Securities owned by such Initiating Holders. Upon receipt of such a request, the Company shall, (a) promptly give written notice of the proposed registration to all other Holders, and (b) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities specified in the request, to be registered and qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Initiating Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 12.1(2), provided that the Company shall not be obligated to effect more than two (2) Registrations on demand of the Initiating Holders any 12-month period pursuant to this Section 12.1(2).

Notwithstanding the foregoing and subject to Section 12.1(3) below, the Company shall not be required to effect a registration pursuant to this Section 12.1(2):
(a)	if Form F-3 (or its comparable form) is not available for such offering by the Holders; or

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$500,000.
(3)	Right of Deferral.
(a)	the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement as requested by the Initiating Holders pursuant to Section 12.1(1) or 12.1(2), if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:
(i)	materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations; or

(ii)	require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s Subsidiaries or Affiliates);
(b)	if, after receiving a request from the Initiating Holders pursuant to Section 12.1(1) or Section 12.1(2), the Company furnishes to each Initiating Holder a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, the Company’s obligation to use its commercially reasonable efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of any request duly submitted by the Initiating Holders under Section 12.1(1) or 12.1(2) to register Registrable Securities; provided that the Company shall not exercise the right contained in this Section 12.1(3)(b) more than once in any twelve (12) month period; and provided further that the Company shall not register any securities of the Company for the account of itself or any other shareholder during such ninety (90) day period.
(4)	Underwritten Offerings. If, in connection with a request to register Registrable Securities under Section 12.1(1) or Section 12.1(2), the Initiating Holders intend to distribute such Registrable Securities by means of an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Agreement, if the underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to such Holders pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.
12.2	Piggyback Registrations
(1)	Registration of the Company’s Securities. Subject to Section 12.2(3), if the Company proposes to register for its own account (including for this purpose a registration statement filed by the Company for shareholders other than the Holders) any of its Equity Securities in connection with the public offering of such securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after delivery of such notice, the Company shall use commercially reasonable efforts to include in such Registration any Registrable Securities thereby requested by the Holders. The Holders’ right to demand the piggyback registration pursuant to this Section 12.2 is unlimited.

(2)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 12.2(1) prior to the effectiveness of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 12.3.

(3)	Underwriting Requirements.
(a)	In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required under this Section 12.2 to include any Holder’s Registrable Securities in such underwriting unless such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise the Holders seeking Registration of Registrable Securities pursuant to this Section 12.2 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters may advise will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other selling shareholders’ securities have been first excluded. In the event that the underwriters advise that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities included in the Registration on behalf of the Holders be reduced below thirty percent (30%) of the total shares requested to be included by the Holders in such offering, unless such offering is the Qualified Public Offering, in which case the amount of securities of Tiger included in the offering may be reduced on the basis and as advised by the underwriters as provided above, including completely, if, no other shareholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is an investment fund, partnership, limited liability company or corporation, the affiliated investment funds, partners, members, retired partners, retired members and shareholders of such Holder, or the estates and family members of any such partners, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single selling Holder, and any pro rata reduction with respect to such selling Holder, shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(b)	If any Series A Preferred Shareholder disapproves of the terms of any underwriting, such Preferred Shareholder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.
12.3	Procedures.
(1)	Registration Procedures and Obligations. Subject to provisions under Section 12.1(3), whenever required under this Agreement to effect the Registration of any Registrable Securities held by a Holder, the Company shall, as expeditiously as possible:
(a)	Prepare and file with the Commission a registration statement with respect to those Registrable Securities and use its reasonable best efforts to cause that registration statement to become effective, and, upon the request of the Holders of thirty percent (30%) of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)	Prepare and file with the Commission amendments and supplements to that registration statement and the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the registration statement;

(c)	Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)	Use its reasonable best efforts to register and qualify the securities covered by the registration statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering;

(f)	Notify each Holder of Registrable Securities covered by the registration statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)	Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the registration statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h)	Furnish, at the request of any Preferred Shareholder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)	Take all reasonable action necessary to cause all such Registrable Securities registered pursuant to this Section 12.3(1) to be listed or admitted for quotation on the primary exchange upon which the Company’s securities are then listed or admitted for quotation.
(2)	Information from Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that the such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

(3)	Expenses of Registration. All expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and disbursements of one counsel of the selling Holders, shall be borne by the Company.

(4)	Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Section 12.

(5)	IPO Preparation. In anticipation of the IPO, the Company shall have the right to designate the Company’s Chief Financial Officer and its principle and accounting and legal firms,

provided that such person and firms are acceptable to the Holders.
12.4	Indemnification under Registration Rights.
(1)	Company Indemnity.
(a)	To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holders and each Person, if any, who controls (as defined in the Securities Act) such Holder against any losses, claims, damages or liabilities (joint or several) to which they may become subject to under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person or other aforementioned persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)	The indemnity agreement contained in this Section 11.4(1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling person.

(c)	With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such Person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
(2)	Holder Indemnity.

(a)	To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers who has signed the registration statement, legal counsel and accountants, any underwriter, and each Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the selling Holders expressly for use in connection with such Registration; and such selling Holder will reimburse any person intended to be indemnified pursuant to this Section 12.4(2), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)	The indemnity contained in this Section 12.4(2) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such selling Holders (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 12.4(2) exceed the gross proceeds from the offering received by such selling Holder.
(3)	Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 12.4(1) or Section 12.4(2) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 12.4(1) or Section 12.4(2), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 12.4, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 12.4.

(4)	Contribution. If any indemnification provided for in Section 12.4(1) or Section 12.4(2) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(5)	Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(6)	Survival. The obligations of the Company and the selling Holders under this Section 12.4 shall survive the closing of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.
12.5	Additional Undertakings.
(1)	Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:
(a)	make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times after the effective date of a Qualified Public Offering;

(b)	file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)	at any time following ninety (90) days after the effective date of the Qualified Public Offering, promptly furnish to any Holder, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing such Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to such form.
(2)	Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration filed under Section 12.2, unless under the terms of such agreement such holder or prospective holder may include such Equity

Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand Registration of their securities, or (c) to enjoy registration rights otherwise superior to or in parity with those of the Holders as endowed by this Agreement.

(3)	“Market Stand-Off” Agreement. The Holders agree that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Equity Securities (whether then owned or thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in Section (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise. The foregoing provision of this Section 12.5(3) shall apply only to the Company’s Qualified Public Offering and shall only be applicable to the Holders if all officers, directors and greater than 1% shareholder of the Company enter into similar agreements to the extent requested by the managing underwriter. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 12.5(3) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(4)	Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 12.5(3)):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S INITIAL PUBLIC OFFERING AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(5)	Assignment of Registration Rights. The rights to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations under this Agreement) by a Holder to a transferee or assignee of such securities that (i) is an Affiliate of such Holder, or (ii) after such assignment or transfer, holds Registrable Securities representing at least 50% Common Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under Applicable Securities Law; (d) the transferee is not a business competitor of the Company; (e) the transfer is in connection with a transfer of all securities of the transfer; and (f) the transfer is to constituent partners or shareholders who agree to act through a single representative. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

(6)	Exercise of Series A Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.
12.6	Termination of the Registration Right. No Holder shall be entitled to exercise any right provided for in this Section 12 after five (5) years following the consummation of the Qualified Public Offering or (b) as to any Holder, such earlier time after the Qualified Public Offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Shares and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144.

13.	REDEMPTION RIGHT
13.1	Redemption Right. Subject to the terms and conditions of this Agreement and to the extent permitted by applicable laws, at any time and from time to time after December 31, 2011, at the written request for redemption (made on one or more occasions) by the Series A Preferred Shareholder then outstanding, concurrently with surrender by such holder of certificates representing its Series A Preferred Shares, the Company shall redeem all the Series A Preferred Shares as may be requested by such holder.

13.2	Redemption Price. The redemption price per Share at which such redemption shall be made by the Company for the number of Preferred Shares as requested to be redeemed shall be one hundred and eighty percent (180%) of the Original Issue Price. The Company shall pay such amount on each of the Series A Preferred Shares to be redeemed on the redemption date specified in the request of such Preferred Shareholder.

13.3	Unredeemed Shares. If on the date of redemption, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of Preferred Shares to be redeemed, then any unredeemed preferred shares will be carried forward and redeemed as soon as the Company is legally able to do so. If the Company does not have sufficient cash legally available to redeem all of the Preferred Shares required to be redeemed, the remainder of the unredeemed Preferred Shares will be paid in the form of a one-year note to the Preferred Shareholder bearing an interest of 25% for Series A Preferred Shares.

14.	SHARE PREFERENCES; DOCUMNENT RELATIONS
14.1	Share Preference. Subject to other terms in this Agreement, the rights, preferences and privileges attached to the Series A Preferred Shares shall not be subordinated to those attached to any other class of Shares, and will at all times be at least pari passu with the rights attached to all other Shares, including currently issued and outstanding Common Shares or Preferred Shares or any other Shares to be issued in the future, unless each of the Series A Preferred Shareholder gives its prior written consent to the Company’s issuance of any new class of securities of the Company or assignment to existing securities having or receiving rights, preferences or privileges in parity with or senior to the Series A Preferred Shares.

15.	NOTICE
15.1	Any notice or other communication given or made under this Agreement shall be in writing.

15.2	Any such notice or other communication shall be addressed as provided in this Section 14 and, if so addressed, shall be deemed to have been duly given or made as follows:
(a)	if sent by personal delivery, upon delivery at the address of the relevant Party;

(b)	if sent by registered post, five (5) Business Days after the date of posting; and

(c)	if sent by facsimile, upon despatch to the facsimile number of the recipient, with the production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.
15.3	The relevant address and facsimile number of each Party for the purposes of this Agreement are set out in the relevant schedule as attached to the Share Purchase Agreement.

15.4	A Party may notify the other Parties to this Agreement of a change to its/his name, address or facsimile number for the purpose of this Section PROVIDED THAT such notification shall only be effective on:
(a)	if Sub-Section (ii) does not apply, the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than seven (7) Business Days after (and excluding) the date on which the notice is given, the date falling seven (7) Business Days after notice of any such change has been given.

16.	MISCELLANEOUS
16.1	Successors and Assigns.
(a)	Series A Preferred Shareholder shall be entitled to transfer all or part of its Series A Preferred Shares to one or more affiliated partnerships or funds managed by or affiliated with it or any of their respective directors, officers or partners, provided such transferee agrees in writing to be subject to the terms of the Share Purchase Agreement and related agreements as if it were a purchaser of such Series A Preferred Shares thereunder.

(b)	Subject to sub-Section (i) above, this Agreement is personal to the Parties hereto and save as expressly provided herein, none of them may assign, mortgage, charge or sub-license any of their respective rights herein, or sub-contract or otherwise delegate any of its obligations herein, except with the prior written consent of the other Parties hereto.

(c)	Subject to sub-Section (ii) above, this Agreement shall be binding on and inure for the benefit of the successors, permitted assigns and personal representatives (as the case may be) of each of the Parties hereto.

(d)	Notwithstanding the above, it is agreed that Series A Preferred Shareholders may, subject to Section 10.1 hereof, transfer and assign all the rights and obligations hereunder to any third parties without prior written consent of any other party in this agreement except to a transferee or assignee who is a direct or indirect competitor of the Group Entities and except that any such transfer will at the reasonable discretion of the Company have material adverse impact on the business of Group Entities, and it is further agreed that any such transfer conducted by Series A Preferred Shareholders causing adverse material impact on the business of Group Entity should be null and void on and after the date when such transfer is executed. To avoid doubt, the Sellers’ not exercising the Right of First Refusal under this Agreement should not be construed as a waiver of the Indemnitees to their right hereunder in the event that such transfer conducted by Series A Preferred Shareholder has material adverse impact on the business of Group Entities. Any transfer in violation of this sub-Section (iv) shall constitute breach of this Agreement.

(e)	Subject to sub-Section (vi) below, without prior written consent from all Preferred Shareholders, any Common Shareholder shall not assign or transfer its Equity Securities in the Company to any third party. The aforesaid share transfer restriction will expire upon the closing of Qualified IPO.

(f)	Notwithstanding the sub-Section (v) above but subject to Section 10.1 hereof, each Seller shall be entitled to, without prior consent of the Series A Preferred Shareholder, transfer up to 8% of the total number of Shares held by such transferring Seller at the time of Closing to the investors if and when such transfer is associated with, and conducted concurrently with, a new round of financing for the Company, and the Series A Preferred Shareholder shall take all necessary action, and shall procure the Director it nominated or appointed in the Board of Director of the Company to take all necessary action, including but not limited to vote in favor of such transfer in the relevant resolutions. To avoid doubt, this sub-Section (vi) provided herein is not subject to Section 9 of this Agreement.
16.2	Cumulative Rights.

Unless otherwise provided in this Agreement, any remedy conferred on any Party hereto for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies available to it.

16.3	Entire Agreement; Amendments.

This Agreement shall supersede all and any previous agreements, understandings or arrangements (if any) between and among the Parties hereto or any of them in relation to the subject matter hereof and all or any such previous agreements, understandings or arrangements (if any) shall cease and determine with effect from the date hereof. This Agreement constitutes the whole agreement between and among the Parties hereto or any of them in relation to the subject matter hereof (no Party having relied on any representation, warranty or undertaking made by any other party which is not a term of this Agreement).

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Series A Preferred Shareholder representing more than 50% of all Series A Preferred Shares, (iii) Sellers, and (iv) Tiger. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Parties and their respective successors and assigns.

16.4	Further Assurance.

Each of the Parties hereto undertakes with each of the other Parties that it shall do, or shall procure to be done, all such acts and things and shall execute, or shall procure to be executed, all such documents as may be necessary or appropriate to implement the provisions of this Agreement or otherwise to give full legal force and effect thereof.

16.5	Severability.

The Parties hereto intended that the provisions of this Agreement shall be enforced to the maximum extent permissible under the laws applied in each jurisdiction in which enforcement of any provisions of this Agreement is sought. If any particular provision or part of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be deemed to be amended by the deletion of the provision or part held to be invalid or unenforceable or, to the extent permissible by the applicable laws of the relevant jurisdiction in which such enforcement is sought, such provision or part shall be deemed to be varied in such a way as to achieve most closely the purpose of the original provision or part in a manner which is valid and enforceable, provided that for the avoidance of doubt, such amendments shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which the decision as to invalidity or unenforceability is made.

16.6	Non-waiver.

No delay or omission on the part of any Party hereto in exercising any right, power or privilege shall operate to impair such right, power or privilege or be construed as a waiver by such Party of the same and no single or partial exercise or non-exercise or delay in exercising any right, power or privilege by any Party hereto shall in any circumstances preclude any other or further exercise by such Party of such right, power or privilege or the exercise of any other right, power or privilege by such Party.

16.7	Counterparts.

This Agreement may be executed in counterparts and by different Parties hereto on separate copies or counterparts and which taken together shall constitute one and the same agreement. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any Party hereto, the other Parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

16.8	Dispute Resolution; Governing Law.
(a)	This Agreement shall be governed by and construed in accordance with the Law of the State of New York as to matters within the scope thereof, without regard to its principles of conflicts of laws.

(b)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other

Party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(c)	The arbitration shall be conducted in Hong Kong under the auspices of Hong Kong International Arbitration Commission Center (“HKIAC”) in accordance with its arbitration rules. If the parties do not agree to appoint the arbitrator(s) who has/have consented to participate within thirty (30) days after a notice of arbitration, the relevant appointment shall be made by HKIAC.

(d)	The arbitration proceedings shall be conducted in English.

(e)	The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(f)	Each Party hereto shall cooperate with the other(s) in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(g)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(h)	Any Party in dispute with another shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
16.9	This Agreement shall take effect, after being duly executed and delivered by all the Parties hereto, upon the effectiveness of the Share Purchase Agreement.

16.10	Cross-Guarantees.

Each of Zhang Bangxin, Cao Yundong, LIU Yachao and BAI Yunfeng shall unconditionally guarantees the performance of BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED respectively under this Agreement and vice versa, each of BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED shall unconditionally guarantees the performance of Zhang Bangxin, Cao Yundong, LIU Yachao and BAI Yunfeng respectively under this Agreement.

16.11	Power of Attorney.

KTB hereby authorizes the Company, on behalf of itself and as agent for KTB, to enter into the Assumption Agreement in the form attached as Exhibit B-2 of the Purchase Agreement pursuant to Section 6.23 thereunder.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Shareholder’ Agreement as of the date first written above.

SELLERS	BRIGHT UNISON LIMITED
	By:	/s/ Bangxin Zhang
	Name:	ZHANG Bangxin ()

CENTRAL GLORY INVESTMENTS LIMITED
	By:	/s/ Yundong Cao
	Name:	CAO Yundong ()

PERFECT WISDOM INTERNATIONAL LIMITED
	By:	/s/ Yachao Liu
	Name:	LIU Yachao ()

EXCELLENT NEW LIMITED
	By:	/s/ Yunfeng Bai
	Name:	BAI Yunfeng ()

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Shareholder’ Agreement as of the date first written above.

FOUNDERS	ZHANG Bangxin ()
	By:	/s/ Bangxin Zhang
	Name:	ZHANG Bangxin

CAO YUNDONG ()
	By:	/s/ Yundong Cao
	Name:	CAO Yundong

LIU Yachao ()
	By:	/s/ Yachao Liu
	Name:	LIU Yachao

BAI YUNFENG ()
	By:	/s/ Yunfeng Bai
	Name:	BAI Yunfeng

     IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

COMPANY:	XUEERSI INTERNATIONAL EDUCATION GROUP
	By:	/s/ Bangxin Zhang
	Name:	ZHANG Bangxin
	Title:	Director

HK COMPANY:	TAL GROUP LIMITED
	By:	/s/ Bangxin Zhang
	Name:	ZHANG Bangxin
	Title:	Director

WFOE:	TAL EDUCATION TECHNOLOGY (BEIJING) CO., LTD.
	By:	/s/ Bangxin Zhang
	Name:	ZHANG Bangxin
	Title:	Legal Representative
Affix Seal:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

DOMESTIC COMPANIES	BEIJING XUEERSI EDUCATION TECHNOLOGY CO., LTD.
	By:	/s/ Yachao Liu
	Name:	LIU Yachao
	Title:	Legal Representative

Affix Seal:

BEIJING XUEERSI NETWORK TECHNOLOGY CO., LTD.
	By:	/s/ Yachao Liu
	Name:	LIU Yachao
	Title:	Legal Representative

Affix Seal:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

SERIES A PREFERRED SHAREHOLDER:	KTB/UCI China Ventures II Limited
	By:	/s/ Authorized Signatory
Name:
	Title:	Legal Representative

Affix Seal:
SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

TIGER:	Tiger Global Five China Holdings
	By:	/s/ Authorized Signatory
Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

SCHEDULE 1
Particulars of the Company as at the date of this Agreement
1.	Name: Xueersi International Education Group()

2.	Date of Incorporation: January 10, 2008

3.	Country of incorporation and status of company: Cayman Islands, Private company limited by shares
4.	Registered office:	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Island.
5.	Authorized share capital:	US$200,000.00, divided into 200,000,000 shares of par value of US$0.001 each, of which 195,000,000 are classified as Common Shares and 5,000,000 shares are designated as Series A Preferred Shares.
6.	Issued or reserved shares:	125,000,000 Common Shares and 5,000,000 Series A Preferred Shares
7.	Directors: ZHANG Bangxin, CAO Yundong, LIU Yachao, BAI Yunfeng, YEH Aieming Amy

8.	Secretary: CIA Nominee Holdings Limited

9.	Financial year end: the last day of February

Schedule 1